American Public University System

AMU APU

DISCLOSURE FACT SHEET FOR:
American Public Education, Inc.
TICKER: APEI
EXCHANGE: NASDAQ
IPO DATE/PRICE: Nov 11, 2007 @ $20

American Public Education, Inc. is an online provider of higher education focused primarily on serving the military and public service communities. *American Public University System* (APUS), wholly owned by APEI, operates through *American Military University* (AMU) and *American Public University* (APU). APUS' mission is to provide quality higher education with emphasis on educating the nation's military and public service communities by offering respected, relevant, accessible and affordable, student-focused online programs, which prepare them for service and leadership in a diverse, global society. American Public University System is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), www.ncahlc.org.

Net Course Registrations and Student Enrollment

For the three months ended December 31,	2010	2011	% Change
Net Course Registrations from New Students	16,100	24,600	53%
Net Course Registrations	70,400	95,400	36%

For the twelve months ended December 31,	2010	2011	% Change
Net Course Registrations from New Students	58,400	85,200	46%
Net Course Registrations	259,400	341,700	32%

As of December 31,	2010	2011	% Change
Total Student Enrollment	83,700	110,000	31%

Net Course Registrations by Primary Funding Source

For the twelve months ended December 31, 2011

Federal Student Aid (Title IV)	37%
Department of Defense Tuition Assistance (TA)	41%
Veteran's Benefits (VA)	9%
Cash & Other Sources	13%

50%+
of APUS undergraduate alumni return for second degree*

40%+
of APUS students referred by others

Financial Metrics *(in millions, except per share data)*

Three Months Ended	12/31/2011	Y/Y Growth
Revenues	$ 75.7	34%
Net Income	$ 13.0	35%
Diluted EPS (per diluted share)	$ 0.71	
Diluted Shares	18.2	

Balance Sheet, as of	12/31/2011	12/31/2010
Cash & Equiv.	$119.0	$ 81.4
Total Assets	$198.9	$141.8
Total Corp. Debt	$ 0	$ 0

Full Year Ended	12/31/2011	Y/Y Growth
Revenues	$260.4	31%
Net Income	$ 40.8	36%
Diluted EPS (per diluted share)	$ 2.23	
Diluted Shares	18.3	

University Profile/Metrics

As of December 31, 2011


20%
21%
59%
Enrollment by degree level
Associates
Bachelors
Masters


42%
58%
Enrollment by status
Military
Civilian


4%
10%
21%
12%
14%
20%
19%
Enrollment by school
21%–Arts & Humanities
20%–Security & Global Studies
19%–Public Service & Health
14%–Management
12%–Business
10%–Science & Technology
4%–Education

Average Age: 32 years
Average Undergraduate Class Size: 15 students
Gender Ratio: 67 male/33 female
Avg. Course Per Year: 3 Military/4 Civilian
Faculty: 315 Full-Time/1,475 Adjunct
Staff: 800 Full-Time/20 Part-Time

AMU & APU Graduates


6,300
21,000+ Alumni
100
300
600
900
1,200
1,700
2,100
3,400
4,800
'02
'03
'04
'05
'06
'07
'08
'09
'10
'11

*Represents returning undergraduate students from 2009 conferrals.

NOTE: Past performance is not indicative of future results. Additional information, including important details about risk factors, can be found in the company's filings with the U.S. Securities and Exchange Commission, www.sec.gov.

QUESTIONS? Contact Chris Symanoskie 703-334-3880 or csymanoskie@apus.edu.

FEBRUARY 2012